Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-207828 and 333-57617) pertaining to the Aimco 401(k) Retirement Plan of our report dated May 21, 2019, with respect to the financial statements and schedule of the Aimco 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Denver, Colorado
May 21, 2019